Exhibit 99.1
News Release

Investor Contacts:	Milt Childress
Executive Vice President and Chief Financial Officer

Jenny Yee
Executive Assistant and Investor Relations Coordinator

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209-4674 Phone:704-731-1500 Fax: 704-731-1511 www.enproindustries.com

Enpro Reports Strong First Quarter 2021 Results; Increases Full-Year Guidance

First Quarter 2021 Highlights
(All results reflect comparisons to prior-year period and Fairbanks Morse as a discontinued operation unless otherwise noted)

•Income from continuing operations attributable to EnPro Industries, Inc. was $18.0 million, compared to income of $10.1 million
•Adjusted EBITDA increased 28.1% to $52.0 million, adjusted EBITDA margin increased 420 bps to 18.6%
•Diluted earnings per share from continuing operations attributable to EnPro Industries, Inc. was $0.87, compared to $0.49
•Adjusted diluted earnings per share increased 43% to $1.37 versus $0.96
•Sales were $279.3 million, decreasing 1.2% as a result of divestitures in 2020; organic sales increased 5.5%
•Updating 2021 guidance ranges: sales of $1.05 to $1.10 billion, adjusted EBITDA of $190 to $200 million, and adjusted diluted earnings per share from continuing operations of $4.74 to $5.08

CHARLOTTE, N.C., May 7, 2021 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three months ended March 31, 2021.

“We are pleased to have started the new year with such a strong financial performance that resulted in adjusted EBITDA growth of 28.1% and margin expansion of approximately 420 basis points, ” said Marvin Riley, President and Chief Executive Officer. “We are excited to have unveiled our new brand image in recognition of our commitment to using materials science to push boundaries in semiconductor, life sciences and other industrial technology-enabled sectors. The new brand emphasizes the ongoing transformation of our business to serve faster growing markets and to generate higher returns on invested capital while embracing our core values and company purpose.”

Mr. Riley continued, “First quarter results reflect improved demand, strong cost management and the benefits of increased exposure to higher-margin and faster-growth businesses resulting from recent portfolio reshaping actions. The strong performance of all three segments contributed to year-over-year adjusted EBITDA improvement.”

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarters Ended March 31,
	2021	2020	Change
Net Sales	$279.3	$282.7	(1.2)%
Income from Continuing Operations Attributable to EnPro Industries, Inc.	$18.0	$10.1	78.2%
Diluted Earnings Per Share Attributable to EnPro Industries, Inc. Continuing Operations	$0.87	$0.49	77.6%
Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc.*	$28.3	$19.8	42.9%
Adjusted Diluted Earnings Per Share*	$1.37	$0.96	42.7%
Adjusted EBITDA*	$52.0	$40.6	28.1%
Adjusted EBITDA Margin*	18.6%	14.4%

*See the attached schedules for adjustments and reconciliations to GAAP numbers

First Quarter 2021 Consolidated Results

Sales of $279.3 million were below the first quarter of 2020 due to portfolio reshaping actions last year. We saw positive momentum in the semiconductor, food and pharma, petrochemical, automotive and heavy-duty truck markets, as well as the contribution from Alluxa, partially offset by weakness in oil and gas and aerospace markets. Excluding the impact of foreign exchange translation, acquired and divested businesses, sales for the quarter grew 5.5% compared to the first quarter of 2020.

Corporate expenses of $11.6 million in the first quarter of 2021 increased from $8.5 million a year ago. The increase was driven primarily by higher incentive compensation accruals.

Income from continuing operations attributable to EnPro Industries, Inc. was $18.0 million, compared to income of $10.1 million in the prior-year period. Adjusted net income of $28.3 million increased 42.9% compared to the first quarter of 2020. Diluted earnings per share attributable to EnPro Industries, Inc. continuing operations was $0.87, compared to $0.49 in the prior-year period and adjusted diluted earnings per share was $1.37, compared to $0.96 in the prior-year period, an increase of 42.7%.

Adjusted EBITDA of $52.0 million increased 28.1% compared to the prior-year period driven primarily by organic sales growth, the addition of Alluxa, savings from headcount reductions, lower production and travel-related costs, as well as favorable FX, partially offset by the impact of divestitures made in 2020. Adjusted EBITDA margin of 18.6% increased 420 basis points compared to the prior-year period.

First Quarter 2021 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding critical environments
Includes Garlock, STEMCO, and Technetics Group (excluding Technetics Semi) businesses

	Quarters Ended March 31,
	2021	2020	Change
Sales	$146.5	$173.6	(15.6)%
Adjusted Segment EBITDA	$33.9	$33.5	1.2%
Adjusted Segment EBITDA Margin	23.1%	19.3%

•Sales decreased 15.6% versus the prior-year period due to portfolio reshaping actions last year. We saw strong demand in food and pharma, petrochemical and heavy-duty truck markets, partially offset by weakness in the general industrial, aerospace and oil & gas markets. Excluding the impact of foreign exchange translation and divested businesses, sales increased 0.9% versus the prior-year period.
•Adjusted segment EBITDA increased 1.2% versus the prior-year period, due primarily to pricing increases, savings from headcount reductions, and lower travel expenses, offset by the impact of divested businesses. Excluding the impact of foreign exchange translation and divestitures, adjusted segment EBITDA increased 6.1% compared to the prior-year period.

Advanced Surface Technologies - Advancing precision services and solutions
Includes Technetics Semi, LeanTeq, and Alluxa businesses

	Quarters Ended March 31,
	2021	2020	Change
Sales	$54.7	$36.7	49.0%
Adjusted Segment EBITDA	$17.3	$7.3	137.0%
Adjusted Segment EBITDA Margin	31.6%	19.9%

•Sales increased 49.0% versus the prior-year period driven by strong demand in the semiconductor market and by the acquisition of Alluxa. Excluding the impact of foreign exchange translation and the acquisition of Alluxa, sales increased 22.6% versus the prior-year period.
•Adjusted segment EBITDA increased 137.0% versus the prior-year period, driven primarily by the Alluxa acquisition and sales volume growth in the balance of the segment. Excluding the impact of foreign exchange translation and the acquisition of Alluxa, adjusted segment EBITDA increased 57.5% compared to the prior-year period.

Engineered Materials - Enabling high performance polymer applications
Includes GGB and CPI businesses

	Quarters Ended March 31,
	2021	2020	Change
Sales	$80.4	$75.1	7.1%
Adjusted Segment EBITDA	$12.6	$8.3	51.8%
Adjusted Segment EBITDA Margin	15.7%	11.1%

•Sales increased 7.1% versus the prior-year period driven primarily by stronger sales in general industrial, automotive, and petrochemical markets, partially offset by sales weakness in the oil and gas and aerospace markets. Excluding the impact of foreign exchange translation and the divestiture of the GGB bushing block business, sales increased 5.3% compared to the prior-year period.
•Adjusted segment EBITDA increased 51.8% versus the prior-year period, driven primarily by the sales volume recovery, manufacturing cost reductions, and savings from headcount reductions and travel expenses. Excluding the impact of foreign exchange translation and the GGB bushing block divestiture, adjusted segment EBITDA increased 39.3% compared to the prior-year period.

Balance Sheet, Cash Flow and Capital Allocation

The company generated $20.3 million of cash flow from continuing operations during the quarter and $14.1 million of free cash flow, net of $6.2 million in capital expenditures. This compares to $0.3 million of cash flow from continuing operations, or $(4.9) million of free cash outflow, net of $5.2 million in capital expenditures in the prior-year period. The year-over-year change was driven primarily by higher operating profits and improvements in working capital management.

Enpro ended the first quarter with cash of $232.3 million and full availability of a $400 million revolving credit facility, less $11.4 million in outstanding letters of credit. The company’s net debt to adjusted EBITDA ratio was 1.4x on March 31, 2021.

During the first quarter, the company paid a quarterly dividend of $0.27 per share or $5.7 million in total.

2021 Guidance

“Given our strong first quarter results and order patterns to date, we now expect 2021 sales to be in the range of $1.05 billion to $1.1 billion, adjusted EBITDA to be in the range of $190 million to $200 million, and adjusted diluted earnings per share from continuing operations to be in the range of $4.74 to $5.08,” said Mr. Riley.

	Prior Guidance (as of 2/23/21)	Current Guidance (as of 5/7/21)
Sales	$1.04 – $1.08 billion	$1.05 – $1.10 billion
Adjusted EBITDA	$178 – $188 million	$190 – $200 million
Adjusted Diluted EPS	$4.32 – $4.66	$4.74 – $5.08

	Assumptions	Assumptions
Amortization of Acquisition-Related Intangible Assets	$44 – $46 million	$44 – $46 million
Depreciation and Other Amortization	$33 – $35 million	$33 – $35 million
Net Interest Expense	$15 – $17 million	$15 – $17 million
Normalized Tax Rate	30%	30%

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, May 7, at 8:30 a.m. Eastern Time to discuss first quarter 2021 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13714135. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

The primary metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from to continuing operations attributable to EnPro Industries, Inc., adjusted diluted earnings per share attributable to EnPro Industries, Inc., adjusted EBITDA, adjusted EBITDA margin, total adjusted segment

EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2021 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: impacts from the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19, including impacts on the company’s operations, and the operations and businesses of its customers and vendors, including whether the company’s operations and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns might otherwise require certain operations to be halted for some period of time; uncertainty with respect to the duration and severity of these impacts from the COVID-19 pandemic, including impacts on the general economy and the markets served by the company’s customers, including international markets that may not recover at the same pace as markets in the United States; the extent to which the impacts from the COVID-19 pandemic could result in a reduction in demand for the company’s products and services, which could also result in asset impairment charges, including for goodwill; other economic conditions in the markets served by Enpro’s businesses and those of its customers, some of which are cyclical and experience periodic downturns and disruptions, such as the recent disruptions in the pricing of oil and gas; prices and availability of its raw materials; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations and the discontinued operations of its predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the first quarter, the impact of foreign exchange rate changes subsequent to the end of the first quarter, impacts from further spread of COVID-19, and environmental and litigation charges.

About Enpro

Enpro is a leading industrial technology company using materials science to push boundaries in semiconductor, life sciences, and other technology-enabled sectors. For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

# # # #

APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
(Stated in Millions of Dollars, Except Per Share Data)
	2021	2020
Net sales	$279.3	$282.7
Cost of sales	169.9	187.4
Gross profit	109.4	95.3
Operating expenses:
Selling, general and administrative	80.3	73.2
Other	1.9	1.6
Total operating expenses	82.2	74.8
Operating income	27.2	20.5
Interest expense	(4.0)	(4.7)
Interest income	0.2	0.7
Other income (expense)	(0.1)	1.4
Income from continuing operations before income taxes	23.3	17.9
Income tax expense	(5.2)	(7.7)
Income from continuing operations	18.1	10.2
Income from discontinued operations, including gain on sale, net of taxes	—	208.6
Net income	18.1	218.8
Less: net income attributable to redeemable non-controlling interests	0.1	0.1
Net income attributable to EnPro Industries, Inc.	$18.0	$218.7

Income attributable to EnPro Industries, Inc. common shareholders:
Income from continuing operations, net of tax	$18.0	$10.1
Income from discontinued operations, net of tax	—	208.6
Net income attributable to EnPro Industries, Inc.	$18.0	$218.7

Basic earnings per share attributable to EnPro Industries, Inc.:
Continuing operations	$0.87	$0.49
Discontinued operations	—	10.13
Basic earnings per share	$0.87	$10.62
Average common shares outstanding (millions)	20.6	20.6

Diluted earnings per share attributable to EnPro Industries, Inc.:
Continuing operations	$0.87	$0.49
Discontinued operations	—	10.10
Diluted earnings per share	$0.87	$10.59
Average common shares outstanding (millions)	20.7	20.6

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
(Stated in Millions of Dollars)
	2021	2020
Operating activities of continuing operations
Net income	$18.1	$218.8
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(208.6)
Depreciation	6.9	7.5
Amortization	11.9	9.7
Deferred income taxes	(1.6)	(0.6)
Stock-based compensation	1.7	1.3
Other non-cash adjustments	3.6	1.2
Change in assets and liabilities, net of effects of divestitures of businesses:
Accounts receivable, net	(19.8)	(27.3)
Inventories	(0.9)	0.7
Accounts payable	4.3	0.2
Other current assets and liabilities	(2.3)	(5.7)
Other non-current assets and liabilities	(1.6)	3.1
Net cash provided by operating activities of continuing operations	20.3	0.3
Investing activities of continuing operations
Purchases of property, plant and equipment	(6.2)	(5.2)
Proceeds from (payments for) sale of businesses	(2.3)	441.3
Other	0.2	(2.0)
Net cash provided by (used in) investing activities of continuing operations	(8.3)	434.1
Financing activities of continuing operations
Proceeds from debt	—	24.9
Repayments of debt	(1.0)	(159.3)
Repurchase of common stock	—	(5.3)
Dividends paid	(5.7)	(5.5)
Other	(1.4)	(1.3)
Net cash used in financing activities of continuing operations	(8.1)	(146.5)
Cash flows of discontinued operations
Operating cash flows	—	(6.2)
Net cash used in discontinued operations	—	(6.2)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(11.9)
Net increase in cash and cash equivalents	2.8	269.8
Cash and cash equivalents at beginning of period	229.5	121.2
Cash and cash equivalents at end of period	$232.3	$391.0

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest, net	$(2.3)	$(2.3)
Income taxes, net	$4.8	$2.6

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2021 and December 31, 2020
(Stated in Millions of Dollars)
	March 31,	December 31,
	2021	2020
Current assets
Cash and cash equivalents	$232.3	$229.5
Accounts receivable, net	160.6	143.2
Inventories	138.6	139.1
Income tax receivable	50.3	49.6
Other current assets	16.7	17.6
Total current assets	598.5	579.0
Property, plant and equipment, net	191.0	195.0
Goodwill	617.2	621.8
Other intangible assets	538.3	553.6
Other assets	135.5	134.2
Total assets	$2,080.5	$2,083.6

Current liabilities
Current maturities of long-term debt	$4.0	$3.8
Accounts payable	72.1	69.8
Accrued expenses	126.9	128.4
Total current liabilities	203.0	202.0
Long-term debt	486.9	487.5
Deferred taxes and non-current income taxes payable	129.7	130.5
Other liabilities	128.8	136.7
Total liabilities	948.4	956.7

Redeemable non-controlling interests	51.2	48.4

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	290.7	289.6
Retained earnings	804.0	794.8
Accumulated other comprehensive loss	(12.8)	(4.9)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,080.9	1,078.5
Total liabilities and equity	$2,080.5	$2,083.6

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
(Stated in Millions of Dollars)

Sales
	2021	2020
Sealing Technologies	$146.5	$173.6
Advanced Surface Technologies	54.7	36.7
Engineered Materials	80.4	75.1
	281.6	285.4
Less: intersegment sales	(2.3)	(2.7)
	$279.3	$282.7

Income from continuing operations attributable to EnPro Industries, Inc.	$18.0	$10.1

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	2021	2020
Sealing Technologies	$33.9	$33.5
Advanced Surface Technologies	17.3	7.3
Engineered Materials	12.6	8.3
	$63.8	$49.1

Adjusted Segment EBITDA Margin
	2021	2020
Sealing Technologies	23.1%	19.3%
Advanced Surface Technologies	31.6%	19.9%
Engineered Materials	15.7%	11.1%
	22.8%	17.4%

Reconciliation of Adjusted Segment EBITDA to Income from Continuing Operations Attributable to EnPro Industries, Inc.
	2021	2020
Adjusted Segment EBITDA	$63.8	$49.1
Acquisition and divestiture expenses	(0.1)	(0.9)
Non-controlling interest compensation allocation[1]	(1.6)	(0.5)
Amortization of the fair value adjustment to acquisition date inventory	(2.4)	—
Restructuring and impairment expense	(1.8)	(1.4)
Depreciation and amortization expense	(18.8)	(17.2)
Corporate expenses	(11.6)	(8.5)
Interest expense, net	(3.8)	(4.0)
Other income (expense), net	(0.4)	1.3
Income from continuing operations before income taxes	23.3	17.9
Income tax expense	(5.2)	(7.7)
Income from continuing operations	18.1	10.2
Less: net income attributable to redeemable non-controlling interests	0.1	0.1
Income from continuing operations attributable to EnPro Industries, Inc.	$18.0	$10.1

Adjusted Segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of Adjusted Segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred.

EnPro Industries, Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2021
	Sealing Technologies	Advanced Surface Technologies	Engineered Materials	Total Segments
Acquisition and divestiture expenses	$0.1	$—	$—	$0.1
Non-controlling interest compensation allocation[1]	$—	$1.6	$—	$1.6
Amortization of the fair value adjustment to acquisition date inventory	$—	$2.4	$—	$2.4
Restructuring and impairment expense	$1.4	$—	$0.4	$1.8
Depreciation and amortization expense	$7.9	$7.7	$3.2	$18.8

	Three Months Ended March 31, 2020
	Sealing Technologies	Advanced Surface Technologies	Engineered Materials	Total Segments
Acquisition and divestiture expenses	$0.8	$0.1	$—	$0.9
Non-controlling interest compensation allocation[1]	$—	$0.5	$—	$0.5
Restructuring and impairment expense	$0.1	$—	$1.3	$1.4
Depreciation and amortization expense	$9.4	$4.4	$3.4	$17.2

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred.

EnPro Industries, Inc.
Reconciliation of Income from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc. and Adjusted Diluted Earnings Per Share (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
(Stated in Millions of Dollars)

	2021				2020
	$	Average common shares outstanding, diluted (millions)	Per Share		$	Average common shares outstanding, diluted (millions)	Per Share
Income from continuing operations attributable to EnPro Industries, Inc.	$18.0	20.7	$0.87		$10.1	20.6	$0.49
Net income from redeemable non-controlling interests	0.1				0.1
Income tax expense	5.2				7.7
Income from continuing operations before income taxes	23.3				17.9

Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	—				0.9
Non-controlling interest compensation allocations[1]	1.6				0.5
Amortization of acquisition-related intangible assets	11.3				9.0
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	1.8				1.4
Amortization of the fair value adjustment to acquisition date inventory	2.4				—
Adjustments from other non-operating expense:
Costs associated with previously disposed businesses	0.3				0.4
Net loss (gain) on sale of businesses	1.9				(1.1)
Pension income (non-service cost)	(2.1)				(0.7)
Other adjustments:
Other	0.1				0.1
Adjusted income from continuing operations before income taxes	40.6				28.4
Adjusted income tax expense	(12.2)				(8.5)
Net income from redeemable non-controlling interests	(0.1)				(0.1)
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$28.3	20.7	$1.37	2	$19.8	20.6	$0.96	2

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations attributable to EnPro Industries, Inc. and diluted earnings per share attributable to EnPro Industries, Inc., including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items.

Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 30.0% for continuing operations. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred.
2 Adjusted diluted earnings per share.

EnPro Industries, Inc.
Reconciliation of Income from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted EBITDA (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
(Stated in Millions of Dollars)
	2021	2020
Income from continuing operations attributable to EnPro Industries, Inc.	$18.0	$10.1
Net income attributable to redeemable non-controlling interests	0.1	0.1
Income from continuing operations	18.1	10.2

Adjustments to arrive at earnings from continuing operations before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	3.8	4.0
Income tax expense	5.2	7.7
Depreciation and amortization expense	18.9	17.2
Restructuring and impairment expense	1.8	1.4
Costs associated with previously disposed businesses	0.3	0.4
Net loss (gain) on sale of businesses	1.9	(1.1)
Acquisition and divestiture expenses	—	0.9
Pension income (non-service cost)	(2.1)	(0.7)
Non-controlling interest compensation allocation[1]	1.6	0.5
Amortization of the fair value adjustment to acquisition date inventory	2.4	—
Other	0.1	0.1
Adjusted EBITDA	$52.0	$40.6

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred.

Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the three months ended March 31, 2021, approximately 69% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

EnPro Industries, Inc.
Reconciliation of Free Cash Flow (Unaudited)
(Stated in Millions of Dollars)

Free Cash Flow -Three Months Ended March 31, 2021
Net cash provided by operating activities of continuing operations	$20.3
Purchases of property, plant, and equipment	(6.2)
Free cash flow	$14.1

Free Cash Flow -Three Months Ended March 31, 2020
Net cash provided by operating activities of continuing operations	$0.3
Purchases of property, plant, and equipment	(5.2)
Free cash flow	$(4.9)